UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2019

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-279552
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct., NE, Marietta GA 30062

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 651-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 29, 2019, MiMedx Group, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with M. Kathleen Behrens Wilsey, Ph. D., K. Todd Newton, (together with Dr. Behrens Wilsey, the “Initial Investor Group Designees”), Richard J. Barry (Mr. Barry together with the Initial Investor Group Designees, the “Investor Group Designees”), Prescience Partners, LP, a Delaware limited partnership (“Prescience Partners”), Prescience Point Special Opportunity LP, a Delaware limited partnership (“Prescience Point”), Prescience Capital, LLC, a Delaware limited liability company (“Prescience Capital”), Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC, a Louisiana limited liability company (“Prescience Management”), and Eiad Asbahi (Prescience Partners, Prescience Point, Prescience Capital, Prescience Management and Mr. Asbahi, “Prescience,” together with the Investor Group Designees, and collectively with each of their respective affiliates, the “Investor Group”). According to the amendment to Schedule 13D filed by Prescience and the Investor Group Designees on May 8, 2019, they beneficially owned 10,918,335 in the aggregate on such date. With certain exceptions relating to breaches of the Cooperation Agreement, the Cooperation Agreement terminates at least five business days after either party delivers notice of termination (the “Termination Date”) following the date of the Company’s 2020 annual meeting of shareholders.

Board Composition. Pursuant to the Cooperation Agreement, the Company has agreed to take action to, among other things, (i) nominate Dr. Behrens Wilsey, Mr. Newton and Timothy R. Wright, the Company’s Chief Executive Officer, as the only three Class II director candidates for election to the Company’s board of directors (the “Board”) at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”), (ii) recommend to the shareholders of the Company the election of only these three candidates for election to the Board and (iii) solicit proxies in favor of the election of only these three candidates for election to the Board. In addition, the Cooperation Agreement provides that, in the event that the 2018 Annual Meeting is not held and concluded on June 17, 2019, Dr. Behrens Wilsey and Mr. Newton would be appointed to the Board as Class II directors on such date, and current Class II director Joseph G. Bleser would resign on such date.

The Cooperation Agreement further provides that, in the event that the 2018 Annual Meeting is held and concluded after June 17, 2019 but on or before September 15, 2019, then (i) promptly following (but no later than five business days after) the 2018 Annual Meeting, the Board would accept the resignation of Larry W. Papasan as a Class III director and appoint Mr. Barry and James L. Bierman as Class III directors and (ii) promptly following such appointment, the Company and Prescience would identify an individual, to be mutually agreed upon between Prescience and the Company (the “Mutual Designee”), to stand for election as a Class III director at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”). The Board then would designate and recommend Mr. Barry, Mr. Bierman and the Mutual Designee as the only three Class III director candidates for election to the Board, and solicit proxies in favor of their election, at the 2019 Annual Meeting.

The Cooperation Agreement also provides that, in the event that the 2018 Annual Meeting is held and concluded after September 15, 2019, then on September 15, 2019, the Board would appoint Mr. Wright as a Class III director, increase the size of the Board by one seat in Class II and appoint Mr. Barry as a Class II director. Then, pursuant to the Cooperation Agreement, with respect to the 2018 Annual Meeting, the Board would designate and recommend Dr. Behrens Wilsey, Mr. Barry and Mr. Newton as the only three Class II director candidates for election to the Board, and solicit proxies in favor of their election, at the 2018 Annual Meeting. The Cooperation Agreement provides that (i) promptly following (but no later than five business days after) the 2018 Annual Meeting, the Board would accept the resignation of Mr. Papasan as a Class III director, reduce the size of the Board by one seat in Class II and appoint Mr. Bierman to the Board as a Class III director and (ii) promptly following such appointment, the Company and Prescience would identify the Mutual Designee to stand for election as a Class III director at the 2019 Annual Meeting. The Board then would designate and recommend Mr. Wright, Mr. Bierman and the Mutual Designee as the only three Class III director candidates for election to the Board, and solicit proxies in favor of their election, at the 2019 Annual Meeting.

Replacement Rights. The Cooperation Agreement provides that, as long as Prescience’s Net Long Position (as defined in the Cooperation Agreement) exceeds 5.0% of the outstanding shares of Company common stock, in the event that any of the Investor Group Designees is no longer able to serve as a director of the Company due to death or disability, Prescience would have the right to designate a candidate for replacement so long as such candidate (i) qualifies as an “independent director” under applicable Securities and Exchange Commission and stock exchange rules and Company policies, (ii) is not an employee, principal, affiliate or associate of the Investor Group, (iii) has relevant industry expertise and (iv) is approved by the Corporate Governance and Nominating Committee (the “Nominating Committee”).

Board Chair. Pursuant to the Cooperation Agreement, the Board and all applicable committees of the Board are required to take all necessary actions to appoint Dr. Behrens Wilsey as the Chair of the Board promptly following her election or appointment to the Board.

Board Committees. The Cooperation Agreement provides that, until the Termination Date, each of the Investor Group Designees will be entitled to serve on at least one committee of the Board following his or her election or appointment to the Board. The Cooperation Agreement also provides that, (i) promptly following Mr. Newton’s appointment to the Board, the Board and all applicable committees of the Board will take all necessary actions to appoint Mr. Newton to the Audit Committee of the Board and (ii) promptly following the resignation of Mr. Papasan, the Board and all applicable committees of the Board will take all necessary actions to appoint Charles R. Evans, the current Chairman of the Board, to serve as Chairman of the Nominating Committee.

Standstill Provisions. In connection with the execution and delivery of the Cooperation Agreement, Prescience has agreed to certain customary standstill restrictions. These standstill restrictions include a prohibition on Prescience beneficially owning 10.0% or more of the outstanding shares of Company common stock. However, after the expiration of the Shareholder Rights Agreement, dated as of November 6, 2018 (the “Shareholder Rights Agreement”), between the Company and Issuer Direct Corporation, Prescience may acquire up to 12.0% of the outstanding shares of Company common stock, but any shares above 10.0% will remain subject to the voting commitment described below so long as Prescience continues to own more than 10.0% of the outstanding shares of Company common stock (even after the Termination Date). The standstill restrictions also prohibit Prescience from effecting, offering, proposing to effect, participating in or in any way encouraging, assisting or facilitating any other person in effecting, offering or proposing to effect or participating in any short interests in the Company.

Voting Commitment. The Cooperation Agreement also contains a voting commitment that requires Prescience, through the Termination Date and subject to certain qualifications, to vote all of its shares of Company common stock at any annual or special meeting, and any consent solicitation of the Company’s shareholders, in accordance with the recommendations of the Board.

Shareholder Rights Agreement. The Cooperation Agreement contains certain representations and warranties pertaining to the Shareholder Rights Agreement and provides that, immediately following the execution of the Cooperation Agreement, and in reliance on these representations and warranties, the Board shall determine that Prescience is not an “Acquiring Person” under the Shareholder Rights Agreement.

Expense Reimbursement. Under the Cooperation Agreement, the Company is obligated to reimburse Prescience for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2018 Annual Meeting, including the nomination of directors, the negotiation and execution of the Cooperation Agreement and the transactions contemplated thereby, in an amount not to exceed $500,000 in the aggregate.

Other Provisions. The Cooperation Agreement contains a mutual non-disparagement provision and further provides that the Company will lead all activities related to the 2018 Annual Meeting and the 2019 Annual Meeting including any proxy contest, settlement, the preparation of proxy statements or other proxy materials, and any other public communications with Company shareholders. In addition, the parties agreed that, until the Termination Date, each party will undertake not to initiate any legal proceeding against the other party, except to remedy a breach of the Cooperation Agreement and mandatory counterclaims in certain circumstances. Under the Cooperation Agreement, the Investor Group has agreed to support the Company and the Board and not to take any position in opposition to the Company’s position in litigation relating to the timing of annual meetings or the election of directors, as reasonably requested by the Company.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Cooperation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference. In connection with the Board’s consideration of the Cooperation Agreement, on May 24, 2019, (i) each of Mr. Bleser and Bruce L. Hack notified the Company that he intends to retire from the Board on the date of the 2018 Annual Meeting and, as a result, will not stand for re-election as a Class II director, (ii) J. Terry Dewberry notified the Company that he intends to retire from the Board on the date of the 2019 Annual Meeting and, as a result, will not stand for re-election as a Class III director and (iii) Mr. Papasan notified the Company that he intends to retire from the Board following the 2018 Annual Meeting and, as a result, will resign from the Board promptly following the 2018 Annual Meeting. In addition, Mr. Bleser indicated that, in the event that the 2018 Annual Meeting is not held and concluded on June 17, 2019, Mr. Bleser will resign on such date. The decisions of Messrs. Bleser, Dewberry, Hack and Papasan to retire from the Board did not involve any disagreement with the Company.

Item 8.01 Other Events.

Press Release. On May 30, 2019, the Company issued a press release announcing entry into the Cooperation Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Participants in the Solicitation. The Company, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. The names of the Company’s directors, director nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth below.

Participant	Number of Shares(1)	Percentage Ownership(1)
Luis A. Aguilar(2)	25,333	*
M. Kathleen Behrens Wilsey, Ph.D.	—
Joseph G. Bleser(3)	241,545	*
Edward J. Borkowski	191,166	*
David Coles	—	*
J. Terry Dewberry(4)	187,126	*
Charles R. Evans(5)	125,460	*
Bruce L. Hack(6)	829,728	*
Alexandra O. Haden(7)	254,854	*
Charles E. Koob(8)	1,535,627	1.41%
I. Mark Landy(9)	383,336	*
K. Todd Newton	—	*
Larry W. Papasan(10)	227,158	*
Scott Turner(11)	120,787	*
Timothy R. Wright	—	*
Neil S. Yeston(12)	130,460	*

*	Less than 1%
(1)

The beneficial ownership set forth in the table is determined in accordance with the rules of the U.S. Securities and Exchange Commission. The percentage of beneficial ownership is based on 108,827,734 shares of Company common stock outstanding on May 28, 2019.

(2)	Includes 7,287 shares of unvested restricted stock.
(3)	Includes 110,000 shares issuable upon the exercise of options.
(4)	Includes 110,000 shares issuable upon the exercise of options.
(5)	Includes 60,000 shares issuable upon the exercise of options.
(6)	Includes 707,575 held by a trust and 110,000 shares issuable upon the exercise of options.
(7)	Includes 53,201 shares of unvested restricted stock, 3,300 shares owned by Ms. Haden’s spouse and 100,350 shares issuable upon the exercise of options.
(8)	Includes 611,000 shares held jointly by Mr. Koob and his wife, 737,474 shares held by a trust and 75,000 shares issuable upon the exercise of options.
(9)	Includes 349,807 shares of unvested restricted stock.
(10)	Includes 41,667 shares held by a trust and 87,000 shares issuable upon the exercise of options.
(11)	Includes 85,834 shares of unvested restricted stock.
(12)	Includes 60,000 shares issuable upon the exercise of options.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Cooperation Agreement, dated May 29, 2019, between MiMedx Group, Inc. and M. Kathleen Behrens Wilsey, K. Todd Newton, Richard J. Barry, Prescience Partners, LP, Prescience Point Special Opportunity LP, Prescience Capital, LLC, Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC and Eiad Asbahi (incorporated by reference to Exhibit 10.32 to the Current Report on Form 8-K filed on May 30, 2019)

99.1	Press release, issued on May 30, 2019, announcing entry into the Cooperation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2019	MIMEDX GROUP, INC.

	By:	/s/ Edward J. Borkowski
Interim Chief Financial Officer